Exhibit 99.1

Energy Services of America Reports Fiscal Second Quarter 2025 Results

HUNTINGTON, W.Va., May 12, 2025 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its fiscal second quarter ended March 31, 2025.

Second Quarter Summary (1)

•        Revenue of $76.7 million, an 8% increase

•        Gross profit of $78,000, compared to $6.2 million

•        Net loss of $6.8 million, or ($0.41) per share

•        Backlog of $280.7 million compared to $222.8 million as of March 31, 2025 and 2024, respectively.

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

"Our second quarter is typically our lowest revenue period due to weather. This quarter was impacted more than usual by unfavorable conditions, reducing our fixed cost coverage particularly within our C.J. Hughes business," said Doug Reynolds, President of Energy Services. "We are encouraged by the $37 million sequential increase in our backlog from September 30, 2024 to March 31, 2025, and expect our revenue and profitability to improve as we enter the historically stronger spring and summer months.”

“We believe the prospects for our business remain very favorable for the second half of fiscal 2025 and into fiscal 2026. We continue to experience strong demand for water distribution, particularly from private utility companies as they catch up on pipe replacement projects that have been deferred for many years and from the acquisition of Tribute last December. We remain focused on selecting projects that have a more favorable margin profile and attracting and managing the necessary crews for this work and continue to evaluate potential acquisition opportunities that complement our existing portfolio or offer additional capabilities. Overall, we believe we are well-positioned to deliver growth thanks to the current tailwinds within our industries, and generate value for our shareholders,” Mr. Reynolds concluded.

Second Quarter Fiscal 2025 Financial Results

Total revenues for the period equaled $76.7 million, compared to $71.1 million in the second quarter of fiscal 2024. The year-over-year increase was primarily driven by increased work within the Gas & Water Distribution business line, which more than offset the decline in Gas & Petroleum Transmission.

Gross profit was $78.000, compared to $6.2 million in the prior-year quarter. Gross margin was 0.1% of revenues, compared to 8.8% of revenues in the second quarter of fiscal 2024. The decrease is related to worse than normal weather conditions resulting in less fixed cost coverage.

Selling and administrative expenses were $8.2 million, compared to $7.3 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth and the acquisition of Tribute in December 2024.

Net loss was $6.8 million, or ($0.41) per share, compared to net loss of $1.1 million or ($0.07) per share in the second quarter of fiscal 2024.

Backlog as of March 31, 2025 was $280.7 million, compared to $243.2 million as of September 30, 2024 and $222.8 million as of March 31, 2024.

Below is a comparison of the Company's operating results for the three and six months ended March 31, 2025 and 2024 (unaudited):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Revenue	$76,679,151	$71,127,655	$177,325,265	$161,290,842

Cost of revenues	76,601,291	64,888,101	166,983,823	144,212,327

Gross profit	77,860	6,239,554	10,341,442	17,078,515

Selling and administrative expenses	8,170,087	7,321,951	16,787,708	14,520,671
(Loss) income from operations	(8,092,227)	(1,082,397)	(6,446,266)	2,557,844

Other income (expense)
Other nonoperating expense	(20,616)	(81,790)	(68,878)	(6,789)
Interest expense	(875,770)	(622,616)	(1,359,488)	(1,224,300)
(Loss) gain on sale of equipment	(16,540)	304,923	179,242	291,595
	(912,926)	(399,483)	(1,249,124)	(939,494)
(Loss) income before income taxes	(9,005,153)	(1,481,880)	(7,695,390)	1,618,350
Income tax (benefit) expense	(2,206,735)	(373,052)	(1,750,705)	684,983
Net (loss) income	$(6,798,418)	$(1,108,828)	$(5,944,685)	$933,367

Weighted average shares outstanding-basic	16,716,809	16,569,871	16,630,245	16,567,853
Weighted average shares-diluted	16,716,809	16,569,871	16,630,245	16,606,075

(Loss) earnings per share-basic	$(0.41)	$(0.07)	$(0.36)	$0.06
(Loss) earnings per share-diluted	$(0.41)	$(0.07)	$(0.36)	$0.06

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2025	2024	2025	2024
Net (loss) income	$(6,798,418)	$(1,108,828)	$(5,944,685)	$933,367
(Less) add: Income tax (benefit) expense	(2,206,735)	(373,052)	(1,750,705)	684,983
Add: Interest expense, net of interest income	875,770	622,616	1,359,488	1,224,300
Add: Non-operating expense	20,616	81,790	68,878	6,789
Add (less): (Loss) gain on sale of equipment	16,540	(304,923)	(179,242)	(291,595)
Add: Depreciation and intangible asset amortization expense	3,182,462	2,005,327	5,881,290	4,181,948
Adjusted EBITDA	$(4,909,765)	$922,930	$(564,976)	$6,739,792

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710